EXHIBIT 1

ITEM 5(c) TRANSACTIONS

Reporting Person	Disposed/ Acquired	Date	Number of Units	Notes
Carrollton Mineral Partners, LP	Disposed	December 10, 2024	228,833	All Common Units were distributed to limited partners pro-rata for no consideration.
Carrollton Mineral Partners Fund II, LP	Disposed	December 10, 2024	231,102	All Common Units were distributed to limited partners pro-rata for no consideration.
Carrollton Mineral Partners III, LP	Disposed	December 10, 2024	108,521	All Common Units were distributed to limited partners pro-rata for no consideration.
Carrollton Mineral Partners IV, LP	Disposed	December 10, 2024	221,975	All Common Units were distributed to limited partners pro-rata for no consideration.
CMP Glasscock, LP	Disposed	December 10, 2024	196,260	All Common Units were distributed to limited partners pro-rata for no consideration.
Ingleside Capital, LP	Acquired	December 10, 2024	54,252	2,988 Common Units were acquired from Carrollton Mineral Partners III, LP for no consideration and 51,264 Common Units were acquired from CMP Glasscock, LP for no consideration, as part of pro-rata distributions by such entity.
Carrollton Mineral Partners III GP, LP	Acquired	December 10, 2024	4,032	4,032 Common Units were acquired from Carrollton Mineral Partners III, LP for no consideration as part of pro-rata distributions by such entity.
Carrollton Land Company, LLC	Acquired	December 10, 2024	2,851	77 Common Units were acquired from Carrollton Mineral Partners III, LP for no consideration and 1,954 Common Units were acquired from CMP Glasscock, LP for no consideration, as part of pro-rata distributions by such entity.
CMP Resources, LLC	Acquired	December 10, 2024	42	42 Common Units were acquired from Carrollton Mineral Partners III, LP for no consideration as part of pro-rata distributions by such entity.